EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Net Income for 2013

West Point, Va., January 30, 2014—C&F Financial Corporation (NASDAQ: CFFI), the parent company of C&F Bank and of Central Virginia Bankshares, Inc., today reported net income of $2.9 million, or $0.81 per common share assuming dilution, for the fourth quarter of 2013, compared with $3.9 million, or $1.17 per common share assuming dilution, for the fourth quarter of 2012. Net income was $14.4 million for the year ended December 31, 2013, compared with $16.4 million for the year ended December 31, 2012. Net income available to common shareholders for 2013 was $14.4 million, or $4.18 per common share assuming dilution, compared with $16.1 million, or $4.86 per common share assuming dilution, for 2012.

For the fourth quarter of 2013, the corporation’s return on average common equity (ROE) and return on average assets (ROA), on an annualized basis, were 10.24 percent and 0.87 percent, respectively, compared to 15.45 percent and 1.61 percent, respectively, for the fourth quarter of 2012. For the year ended December 31, 2013, the corporation’s ROE was 13.39 percent and its ROA was 1.35 percent, compared to a 17.05 percent ROE and a 1.71 percent ROA for the year ended December 31, 2012. The decline in ROE and ROA during the three months and year ended December 31, 2013, compared to the same periods of 2012, resulted from capital and asset growth, including growth due to the acquisition described below, coupled with lower earnings during the comparative periods.

As previously announced, on October 1, 2013, the corporation acquired Central Virginia Bankshares, Inc. (CVBK), the one-bank holding company for Central Virginia Bank (CVB). The corporation’s financial position and results of operations as of and for the year ended December 31, 2013 include CVBK’s financial position as of December 31, 2013 and CVBK’s results of operations from October 1, 2013, the date of acquisition. The corporation is in the process of obtaining regulatory approval to merge CVBK into the corporation and CVB into C&F Bank and management anticipates that these mergers will take place late in the first quarter of 2014.

“We are pleased to report earnings of $14.4 million for the year ended 2013 and $2.9 million for the fourth quarter of 2013,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “While earnings were down for 2013, primarily as a result of an earnings decline at our consumer finance segment and expenses associated with the acquisition of CVBK, we are excited about the future. C&F Bank and CVB share a common vision of superior customer service. The anticipated merger will create a robust community bank with total deposits in excess of $1.0 billion that serves markets throughout the Hampton to Richmond corridor, which includes some of the strongest markets in Virginia.”

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“The retail banking segment reported a $798,000 increase in net income for the fourth quarter of 2013 when compared to the fourth quarter of 2012. This increase included a $154,000 increase in C&F Bank’s net income and CVB’s net income of $644,000. CVB’s net income included the net accretion of purchase accounting adjustments that were recognized when CVB’s assets and liabilities were marked to fair value as of the acquisition date. C&F Bank“s asset quality continued to improve during the fourth quarter of 2013, which resulted in a $450,000 reduction in the provision for loan losses, when compared to the fourth quarter of 2012. However, this expense reduction was offset in part by higher compensation costs during the fourth quarter of 2013 associated with growing C&F Bank’s commercial lending presence in the Richmond market. Total assets of the retail banking segment increased approximately $343,000 million since December 31, 2012 primarily as a result of the CVB acquisition.”

“The mortgage banking segment’s results for the fourth quarter of 2013 were negatively affected by higher mortgage interest rates, resulting in a 41 percent decline in mortgage loan originations for the fourth quarter of 2013, when compared to the fourth quarter of 2012. These production decreases, along with increased compensation costs related to the mortgage banking segment’s expansion into the Virginia Beach area, contributed to a $501,000 decrease in net income for the fourth quarter of 2013.”

“The consumer finance segment reported net income of $1.7 million for the fourth quarter of 2013, which was a decline of $1.2 million, when compared to the fourth quarter of 2012. The results of the consumer finance segment continued to be affected by (1) an increasing volume of loan defaults leading to a correspondingly higher number of repossessed vehicles and (2) lower sales prices on repossessed vehicles sold. These two factors contributed to a $1.5 million increase in the consumer finance segment’s provision for loan losses during the fourth quarter of 2013.”

“We have many exciting challenges ahead of us in 2014, perhaps the most significant of which is the integration of CVB’s personnel, customers, products and systems. We are very pleased with the attitude and collaborative approach of each of our team members involved in this process. Once successfully completed, the corporation will be strategically positioned to expand its brand recognition, which in turn will contribute to the long-term value of our franchise,” concluded Dillon.

Retail Banking Segment. The retail banking segment reported net income of $1.3 million for the fourth quarter of 2013, compared to net income of $523,000 for the fourth quarter of 2012. For the year ended December 31, 2013, the retail banking segment reported net income of $3.3 million, compared to net income of $2.2 million for the year ended December 31, 2012.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

The improvements in quarterly and annual financial results for 2013 resulted from (1) CVB’s net income of $644,000 since its acquisition on October 1, 2013, (2) the effects of the continued low interest rate environment on C&F Bank’s cost of deposits, coupled with the continued shift in its deposit mix to lower rate non-term deposit accounts, (3) improved loan credit quality at C&F Bank resulting in decreases in the provision for loan losses, (4) a significant decline in C&F Bank’s foreclosed properties resulting in lower holding costs and loss provisions and (5) higher service charges on C&F Bank’s deposit accounts resulting from increased customer activity. Partially offsetting these positive factors at C&F Bank were (1) higher personnel costs associated with increased staff levels throughout the branch network combined with the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios, (2) higher occupancy expenses associated with depreciation and maintenance of technology investments related to expanding the banking products we offer to our customers and to improving our operational efficiency and security, and (3) higher data processing expenses related to check card processing and mobile banking products and services.

C&F Bank’s nonperforming assets were $5.9 million at December 31, 2013, compared to $17.7 million at December 31, 2012. Nonperforming assets at December 31, 2013 included $3.7 million in nonaccrual loans, compared to $11.5 million at December 31, 2012, and $2.2 million in foreclosed properties, compared to $6.2 million at December 31, 2012. Troubled debt restructured (TDR) loans were $5.2 million at December 31, 2013, of which $2.6 million were included in nonaccrual loans, as compared to $16.5 million of TDR loans at December 31, 2012, of which $9.8 million were included in nonaccrual loans. The decreases in nonaccrual loans and TDRs were primarily a result of (1) the sale of $10.9 million of TDR loans during the first quarter of 2013 related to one commercial relationship, $5.2 million of which was on nonaccrual status at December 31, 2012 and (2) the pay-off of $2.0 million of nonaccrual TDR loans related to one commercial relationship. The sale of notes referred to above resulted in a $2.1 million charge-off which was previously included in the allowance for loan losses and contributed to the decline in C&F Bank’s allowance for loan losses as a percentage of total loans to 2.82 percent at December 31, 2013 from 3.38 percent at December 31, 2012. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans. Foreclosed properties at December 31, 2013 primarily consist of residential lots. These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Loans acquired from CVB were adjusted to fair market value upon acquisition, thus eliminating CVB’s allowance for loan losses on October 1, 2013. The fair market valuation includes adjustments for interest rates and credit quality. The loans acquired from CVB are tracked in two separate categories, performing and purchased credit impaired. As required by purchase accounting, purchased credit impaired loans that were considered nonaccrual and TDRs before the acquisition lose that designation and are therefore not included in nonperforming assets. The fair market value credit adjustments on October 1, 2013 for the performing and purchased credit impaired were reductions of $5.7 million and $11.7 million, respectively. Management believes it has appropriately provided for potential credit losses inherent in the acquired loan portfolio at the date of acquisition in its fair market value adjustments.

Mortgage Banking Segment. Fourth quarter net income for C&F Mortgage Corporation was $117,000 in 2013, compared to $618,000 in 2012. Net income for the year ended December 31, 2013 was $2.0 million, compared to $2.2 million for the year ended December 31, 2012.

Net income at the mortgage banking segment was negatively affected by (1) higher mortgage interest rates primarily occurring during the third and fourth quarters of 2013 that caused lower loan application volume and correspondingly lower loan production for the three and twelve months ended December 31, 2013, (2) lower net interest income and gains on sales of loans resulting from lower loan production and (3) higher non-production based personnel costs associated with expansion into Virginia Beach, Virginia and with regulatory compliance. If mortgage interest rates rise, C&F Mortgage Corporation may experience a continuation of lower loan demand, particularly for mortgage refinancings, which could negatively affect earnings of the mortgage banking segment during 2014, and possibly beyond.

During the second quarter of 2013, the mortgage banking segment began selling a portion of loans originated for sale on a mandatory delivery basis, while continuing to sell the majority of its loans on a best efforts delivery basis. In accordance with Accounting Standards Codification Topic 820-Fair Value Measurement and Disclosures, we have elected to use fair value accounting for loans held for sale and interest rate lock commitments, as well as for forward loan sales commitments and hedging instruments that are used to reduce the effect of changes in interest rates on loans that are to be sold in the secondary market. Under fair value accounting, gains on loans to be sold in the secondary market are recognized as loan applications progress through the origination pipeline, as opposed to recognizing gains when the loans are sold, as was done in the past. The decline in pre-tax income for the fourth quarter of 2013 compared to the fourth quarter of 2012 included losses attributable to fair value adjustments of $490,000; whereas, the increase in pre-tax income for the year ended December 31, 2013 compared to the same period of 2012 included gains of $333,000 attributable to fair value adjustments.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Consumer Finance Segment. Fourth quarter net income for C&F Finance Company was $1.7 million in 2013, compared to $2.9 million in 2012. Net income for the year ended December 31, 2013 was $10.5 million, compared to $12.6 in 2012.

While the consumer finance segment’s net income for the three and twelve months ended December 31, 2013 continued to benefit from the low funding costs on its variable-rate borrowings, these benefits were more than offset by (1) increases in the segment’s provision for loan losses resulting from higher loan charge-offs due to persistently raised unemployment rates, expiration of unemployment benefits for those who have been unable to find employment and underemployment in the households in the segment’s markets, (2) lower resale values on repossessed vehicles, and (3) a decline in average loan yields as a result of aggressive loan pricing strategies used by competitors attempting to grow market share in automobile financing.

The consumer finance segment’s allowance for loan losses as a percentage of loans at December 31, 2013 was 8.32 percent, as compared with 7.96 percent at December 31, 2012. The increase in loan charge-offs during 2013 and the increase in the allowance for loan losses as a percentage of loans are a result of the current economic environment, and in particular unemployment rates that remain higher than historical levels. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio. However, if the current economic environment continues and credit easing by new entrants and competitors in the automobile financing sector intensifies, the consumer finance segment could continue to experience an elevated level of charge-offs during 2014 and possibly beyond, which may result in higher provisions for loan losses and limit loan portfolio growth.

Other Segments. Other segments reported an aggregate net loss of $299,000 for the fourth quarter of 2013, compared to a net loss of $136,000 for the fourth quarter of 2012. For the year ended December 31, 2013, other segments reported an aggregate net loss of $1.4 million, compared to a net loss of $607,000 for the year ended December 31, 2012. Other segments includes the corporation’s holding company, which recognized $173,000 and $1.0 million in transactions costs, net of taxes, ($175,000 and $1.2 million before taxes, respectively) during the three months and year ended December 31, 2013, respectively, associated with the corporation’s acquisition of CVBK.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. The corporation paid quarterly cash dividends totaling 29 cents per share during the fourth quarter of 2013, which consisted of the third quarter 2013 dividend paid on October 1, 2013. The Board of Directors of the corporation continues to review the dividend payout ratio, which, based on dividends declared, was 34.1 percent and 26.6 percent of net income available to common shareholders during the fourth quarter and year ended December 31, 2013, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework that were approved during 2013 by the federal banking agencies

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $36.88 per share on January 29, 2014. At December 31, 2013, the book value of the corporation was $33.33 per common share. The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and BB&T Scott & Stringfellow, Inc.

C&F Financial Corporation is the parent of C&F Bank and of CVBK, which is the parent of CVB. C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia. CVB operates seven retail bank branches located in the counties of Powhatan, Cumberland, Chesterfield and Henrico.

C&F Bank also offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, New Hampshire, Alabama, Missouri, Illinois, Texas, Florida and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for C&F Bank.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for C&F Bank that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to C&F Bank’s ongoing business operations, and it is on this basis that management internally assesses C&F Bank’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, January 30, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses, capital levels, and the planned consolidations of CVBK into the corporation and CVB into C&F Bank. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as the current volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the ability to achieve the operations and results expected after the CVB acquisition, including achieving anticipated cost savings, continued relationships with major customers and deposit retention, and the ability to effectively integrate the operations of CVB into C&F Bank, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	12/31/13	12/31/12
	(unaudited)
Interest-bearing deposits with other banks	$41,750	$17,541
Federal funds sold-CVB	91,723	-
Investment securities - available for sale, at fair value:
C&F Bank	156,944	152,817
CVB	61,166	-
Loans held for sale*	35,879	72,727
Loans, net:
Retail Banking segment:
C&F Bank	387,050	382,283
CVB loans, net of purchase accounting adjustments	141,430	-
Mortgage Banking segment	2,421	1,947
Consumer Finance segment	254,631	256,053
Federal Home Loan Bank stock	3,989	3,744
Total assets	1,312,297	977,018

Deposits:
C&F Bank	700,392	686,184
CVB	307,900	-
Repurchase agreements and federal funds purchased	16,780	14,139
Borrowings	153,055	148,607
Shareholders' equity	112,941	102,197

*  Reported at fair value at 12/31/13 and at cost at 12/31/12

	For The		For The
	Quarter Ended		Twelve Months Ended
Results of Operations	12/31/13	12/31/12	12/31/13	12/31/12
	(unaudited)		(unaudited)
Interest income	$22,205	$19,605	$80,212	$76,964
Interest expense	2,324	2,265	8,623	10,111
Provision for loan losses:
Retail Banking segment	30	450	1,030	2,400
Mortgage Banking segment	15	30	90	165
Consumer Finance segment	4,900	3,375	13,965	9,840
Other operating income:
Gains on sales of loans	442	2,112	7,510	7,692
Other	4,078	3,272	14,710	12,930
Other operating expenses:
Salaries and employee benefits	8,007	6,918	31,167	27,813
Other	7,504	6,297	26,445	23,229
Income tax expense	1,093	1,766	6,710	7,646
Net income	2,852	3,888	14,402	16,382
Net income available to common shareholders	2,852	3,888	14,402	16,071
Earnings per common share - assuming dilution	0.81	1.17	4.18	4.86
Earnings per common share - basic	0.85	1.20	4.36	5.00

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,364	18,374	74,457	71,998
Interest income on securities-FTE	2,367	1,825	7,988	7,395
Total interest income-FTE	22,807	20,206	82,610	79,415
Net interest income-FTE	20,483	17,941	73,987	69,304

* Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and"Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Twelve Months Ended
Segment Information	12/31/13	12/31/12	12/31/13	12/31/12
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,321	$523	$3,307	$2,153
Net income - Mortgage Banking	117	618	1,951	2,191
Net income - Consumer Finance	1,713	2,883	10,542	12,645
Net loss - Other and Eliminations	(299)	(136)	(1,398)	(607)
Mortgage loan originations - Mortgage Banking	129,698	220,681	721,340	840,140
Mortgage loans sold - Mortgage Banking	149,730	226,026	758,188	837,475

	For The		For The
	Quarter Ended		Twelve Months Ended
Average Balances	12/31/13	12/31/12	12/31/13	12/31/12
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks	$59,024	$15,516	$52,928	$11,695
Federal funds sold-CVB	60,167	-	15,165	-
Investment securities - available for sale, at amortized cost:
C&F Bank	147,372	134,052	144,620	134,235
CVB	64,555	-	16,271	-
Loans held for sale	39,183	69,366	48,253	64,645
Loans:
Retail Banking segment:
C&F Bank	394,377	404,275	391,132	403,146
CVB loans, net of purchase accounting adjustments	143,268	-	36,111	-
Mortgage Banking segment	2,930	2,225	2,832	2,454
Consumer Finance segment	283,486	276,086	283,423	262,727
Other earning assets	4,578	3,744	3,841	3,753
Total earning assets	1,198,940	905,264	994,576	882,655
Total assets	1,315,060	963,047	1,067,784	940,350

Time, checking and savings deposits:
C&F Bank	572,380	562,714	575,109	552,516
CVB	273,522	-	68,942	-
Borrowings	171,541	161,921	146,404	162,312
Total interest-bearing liabilities	1,017,443	724,635	790,455	714,828
Demand deposits	159,204	111,518	123,859	104,737
Shareholders' equity	111,434	100,657	107,523	97,036

Asset Quality[1]		12/31/12	12/31/12
		(unaudited)
C&F Bank
	Nonaccrual loans[2]	$3,740	$11,461
	Real estate owned[3]	2,222	6,236
	Total nonperforming assets	$5,962	$17,697
	Accruing loans past due for 90 days or more	$72	$-
	Troubled debt restructurings[2]	$5,217	$16,492
	Total loans	$398,281	$395,664
	Allowance for loan losses (ALL)	$11,231	$13,380
	Nonperforming assets to loans and real estate owned	1.49%	4.40%
	ALL to loans	2.82%	3.38%
	ALL to nonaccrual loans	300.29%	116.74%
	Net charge-offs to average loans[4]	0.81%	0.66%

Central Virginia Bank
	Purchased performing-nonaccrual loans[5]	$651	$-
	Real estate owned[3]	546	-
	Total nonperforming assets	$1,197	$-
	Purchased credit impaired loans[6]	$32,520	$-
	Purchased performing troubled debt restructurings[7]	$403	$-

C&F Finance Company
	Nonaccrual loans	$1,187	$655
	Accruing loans past due for 90 days or more	$-	$-
	Total loans	$277,724	$278,186
	ALL	$23,093	$22,133
	Nonaccrual loans to total loans	0.43%	0.24%
	ALL to total loans	8.32%	7.96%
	Net charge-offs to average total loans	4.59%	2.76%

1	C&F Mortage Corporation had no nonperforming assets as of 12/31/13 and 12/31/12.
2	Nonaccrual loans at C&F Bank include nonaccrual troubled debt restructurings of $2.59 million at 12/31/13 and $9.80 million at 12/31/12.
3	Real estate owned is recorded at its estimated fair market value less cost to sell.
4

C&F Bank's net charge-off ratio of 0.81% for the year ended 12/31/13 includes a $2.1 million charge-off for one commercial relationship. This ratio is 0.28% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

5	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totalling $488,000.
6

The loans acquired from CVB are tracked in two separate categories "performing" and "purchased credit impaired." As required by purchase accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information. The fair market value adjustments for the acquired purchased credit impaired loans were $5.0 million and $11.5 million for interest and credit, respectively, as of 12/31/13.

7	Purchased performing troubled debt restructurings are accruing and are presented net of fair market value interest and credit marks totalling $11,000.

	For The		For The
	Quarter Ended		Twelve Months Ended
Other Data and Ratios	12/31/13	12/31/12	12/31/13	12/31/12
	(unaudited)		(unaudited)
Annualized return on average assets	0.87%	1.61%	1.35%	1.71%
Annualized return on average common equity	10.24%	15.45%	13.39%	17.05%
Annualized net interest margin	6.83%	7.88%	7.44%	7.85%
Dividends declared per common share	$0.29	$0.29	$1.16	$1.08
Weighted average common shares outstanding - assuming dilution	3,506,637	3,329,516	3,443,982	3,305,902
Weighted average common shares outstanding - basic	3,359,090	3,239,981	3,305,132	3,215,049
Market value per common share at period end	$45.67	$38.94	$45.67	$38.94
Book value per common share at period end	$33.33	$31.35	$33.33	$31.35
Price to book value ratio at period end	1.37	1.24	1.37	1.24
Price to earnings ratio at period end (ttm)	10.93	8.01	10.93	8.01

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

			For The Quarter Ended
			12/31/13			12/31/12
			(unaudited)			(unaudited)
			Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
	Interest income on loans		$20,353	$11	$20,364	$18,363	$11	$18,374
	Interest income on securities		1,776	591	2,367	1,235	590	1,825
	Total interest income		22,205	602	22,807	19,605	601	20,206
	Net Interest income		19,881	602	20,483	17,340	601	17,941

			For The Twelve Months Ended
			12/31/13			12/31/12
			(unaudited)			(unaudited)
			Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
	Interest income on loans		$74,415	$42	$74,457	$71,947	$51	$71,998
	Interest income on securities		5,632	2,356	7,988	4,995	2,400	7,395
	Total interest income		80,212	2,398	82,610	76,964	2,451	79,415
	Net Interest income		71,589	2,398	73,987	66,853	2,451	69,304

			For The Twelve Months Ended
			12/31/13			12/31/12
			(unaudited)			(unaudited)
	Reconciliation of the Ratio of Net Charge-offs to Average Loans for C&F Bank		Reported	Commercial Loan Charge-off**	Adjusted	Reported	Commercial Loan Charge- off	Adjusted
	Average loans	(A)	$391,132	$-	$391,132	$403,146	$-	$403,146

	Net charge-offs	(B)	$3,149	$(2,056)	$1,093	$2,669	$-	$2,669

	Net charge-offs to average loans	(B)/(A)	0.81%		0.28%	0.66%		0.66%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship, as described in this release.